Exhibit 10.4
PACIFIC SUNWEAR OF CALIFORNIA, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective December 31, 2008)
(This Version of the Plan Applies to Deferred Compensation Amounts that are Subject to Section 409A of the Code)

PACIFIC SUNWEAR OF CALIFORNIA, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective December 31, 2008)1
     WHEREAS, Pacific Sunwear of California, Inc. (the “Corporation”) maintains the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and bonuses and through the Corporation’s contributions;
     WHEREAS, the Plan was established effective as of March 1, 1995; and
     WHEREAS, it is believed that the amendment and restatement of the Plan is advisable and in the best interests of the Corporation in order to establish documentary compliance, and to permit ongoing operational compliance, with respect to Section 409A of the Code for amounts arising from deferrals of compensation earned or determined after December 31, 2004, and to amounts that vested after December 31, 2004;
     RESOLVED, that the Plan be, and it hereby is, amended and restated in its entirety effective as of the 31st day of December, 2008, as follows:

[1]	This version of the Plan applies to amounts arising from deferrals of compensation earned or determined after December 31, 2004, and to amounts that vested after December 31, 2004. This version of the Plan is intended to comply with Section 409A of the Code.

ARTICLE I
TITLE AND DEFINITIONS
1.1 — Title.
     The Plan shall be known as the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan.
1.2 — Definitions.
     Whenever the following words and phrases are used in the Plan, with the first letter capitalized, they shall have the meanings specified below.
     “Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Company Contribution Account.
     “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed the earlier of (i) 180 days after the Participant’s death and (ii) the latest date payment may be made on account of the Participant’s death in accordance with Treasury Regulation Section 1.409A-3(d)), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.
     “Bonus” shall mean any cash incentive compensation earned by a Participant from the Company in addition to the Participant’s Salary.
     “Change of Control” shall mean:
     (i) Approval by the shareholders of the Corporation of the dissolution or liquidation of the Corporation;

     (ii) Approval by the shareholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities other than Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former shareholders of the Corporation; or
     (iii) Approval by the shareholders of the Corporation of the sale of substantially all of the Corporation’s business assets to a person or entity which is not a Subsidiary.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article IX.
     “Company” shall mean the Corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Corporation is a component member.
     “Company Contribution Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with an amount equal to the Company Contribution Amount, if any, and earnings or losses pursuant to Section 4.2.
     “Company Contribution Amount” shall equal the amount described in Section 4.2.
     “Compensation” shall mean the Salary and Bonus that the Participant is entitled to for services rendered to the Company.
     “Corporation” shall mean Pacific Sunwear of California, Inc. and any successor corporation.

     “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Bonus that he or she elects to defer, and (3) investment gains and losses pursuant to Section 4.1.
     “Disabled” or “Disability” means a physical or mental state that would qualify a Participant for disability benefits under the Corporation’s Long Term Disability Plan, because of medically determinable bodily injury, mental impairment or disease sustained after the date of such person’s designation as a Participant, as determined by the Committee. The Committee may rely on the conclusions reached by any insurance carrier that has issued an insurance policy to the Company covering the Participant or any physician chosen by or otherwise acceptable to the Committee.
     “Early Retirement Age” shall mean age 50 with 10 years of service as determined for purposes of the Employee Savings Plan.
     “Effective Date” shall mean March 1, 1995.
     “Eligible Employee” shall mean officers and other highly compensated employees of the Company at the Vice President level or higher who are selected by the Committee to participate in the Plan.
     “Employee Savings Plan” shall mean the Pacific Sunwear of California, Inc. Employee Savings Plan.
     “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.2.

     “In-Service Election” shall mean any election a Participant makes pursuant to Section 6.1(a).
     “Investment Return” shall mean, for each Fund, an amount equal to the net investment performance of such Fund for the applicable period, as determined by the Committee.
     “Normal Retirement Age” shall mean age 55.
     “Participant” shall mean any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.
     “Payment Eligibility Date” shall mean the date a Participant has a Separation from Service.
     “Plan” shall mean the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan set forth herein, as amended from time to time.
     “Plan Year” shall mean the 12 consecutive month period beginning on January 1.
     “Retirement” shall mean a Participant’s Separation from Service upon or following the Participant’s attainment of Early Retirement Age or Normal Retirement Age.
     “Qualifying Change in Control” shall mean a Change of Control that is also a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
     “Salary” or “Salaries” shall mean the Participant’s base salary earned as an employee of the Company.
     “Separation from Service” shall mean, as to a particular Participant, a termination of services provided by the Participant to the Company, whether voluntarily or involuntarily, due to Retirement,

while totally Disabled or otherwise, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
     (i) For a Participant who provides services to the Company as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Company. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (A) no further services will be performed by the Participant for the Company after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.
     (ii) For a Participant who provides services to the Company as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Company.
     (iii) For a Participant who provides services to the Company as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Company as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for the Company as an independent contractor and begins providing services for the Company as an employee, or (ii) ceases providing services for the Company as an employee and begins providing services for the Company as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Company in both capacities, as determined in accordance with clauses (i) and (ii) above.
     Notwithstanding the foregoing provisions in this definition, if a Participant provides services for the Company as both an employee and as a member of the Board, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5) the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of the Plan.
     “Specified Employee” shall mean a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).
     “Subsidiary” shall mean any corporation or other entity a majority or more of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.
     “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

ARTICLE II
PARTICIPATION
2.1 — Participation.
     An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III
DEFERRAL ELECTIONS
3.1 — Elections to Defer Compensation.
     (a) Election Period. An Eligible Employee may elect to defer Compensation for a particular Plan Year, by filing an election, on a form provided by the Committee, on or before the December 31 immediately preceding that Plan Year (or such earlier deadline that the Committee may establish and announce with respect to any year). Such election will be effective for Salary earned during the pay period beginning on or after the following January 1 and the Bonus paid with respect to services performed in the Plan Year beginning on the following January 1. Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during a Plan Year and was not previously eligible to participate in this Plan, or in any plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i), may elect to defer Compensation for such Plan Year by filing an initial election, on a form provided by the Committee, on or before the thirtieth day after the date the employee becomes an Eligible Employee. Such initial election will be effective for Salary earned in such Plan Year after the date of the initial election, and for the Bonus paid with respect to services performed in such Plan Year after the date of the initial election (which portion of the Bonus shall be no greater than the total Bonus paid with respect to services performed in such Plan Year multiplied by the ratio of the number of days remaining in such Plan Year after the initial election over the total number of days in such Plan Year). Any such initial election filed by a new Eligible Employee shall be irrevocable once made.
     (b) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is as follows:
          (1) Any percentage or dollar amount of Salary up to 50%; and/or
          (2) Any percentage or dollar amount of Bonus up to 100%.

     (c) Changes to Deferral Election. A deferral election made by an Eligible Employee with respect to a particular Plan Year shall become irrevocable on the deadline for the making of the related election (and, except for initial elections described in Section 3.1(a) above, in no case later than December 31 immediately preceding the year with respect to which the deferral election is made). A deferral election shall be valid only as to Compensation for the Plan Year with respect to which the deferral election is made. An Eligible Employee must make a new deferral election with respect to each Plan Year for which he or she elects to make deferrals under this Plan.
3.2 — Investment Elections.
     The Committee shall select, from time to time, one or more mutual funds, indices, or contracts as the Funds for determining the amount of earnings (or losses) to be credited to the Participant’s Account. The Committee shall notify Participants of the Funds available from time to time. The Committee may, at any time without notice, change the number, types and/or particular Funds available; provided that the number and types of Funds offered shall not be materially diminished following a Change of Control.
     In making the designation pursuant to this Section 3.2, the Participant may specify (on a form and in a manner approved by the Committee) that all or any whole percentage of his Account be deemed to be invested in one or more of the Funds. Effective as of the end of any calendar month (or more frequently as may be approved by the Committee), a Participant may change (on a form and in a manner approved by the Committee) the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, prior to the applicable deadline established by the Committee. If a Participant fails to elect a Fund under this Section 3.2, he or she shall be deemed to have elected the Money Market Fund (or such other Fund as may be selected by the Committee as the “default” Fund and announced to Participants).
     Although the Participant may designate a Fund or Funds for the deemed investment of his Account, neither the Committee nor the Company will have any obligation to actually invest the amounts deferred under the Plan in any particular investment. In the event that the Company invests any funds in any commercial investment, fund or contract used as a Fund under the Plan, title to and beneficial ownership of such invested funds shall at all times remain that of the Company and no Participant, Beneficiary or any other person shall have any interest whatsoever in such invested funds. Unless otherwise provided by the Committee, a Participant shall not be permitted to make separate Fund elections for his Deferral Account and for his Company Contribution Account.
3.3 — Alternative Election Methods.
     Notwithstanding anything else contained herein to the contrary, the Committee may require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Committee may prescribe. Reasonable efforts will be used to process electronic media consents and elections made under this Plan. Notwithstanding the preceding sentence or anything else in this Plan to the contrary, neither the Company, the Committee, nor any other person guarantees that any consent or election will be so processed and such persons have no obligation to ensure that the ability to make elections is available at any particular time (for example, and without limitation, electronic media may not be available to Participants from time to time due to factors beyond such persons’ control). The Committee may adopt new or alternative rules for electronic media consents and elections as it deems appropriate in its sole and complete discretion (including, without limitation, eliminating any electronic media system and re-implementing a requirement of written forms, establishing the effective date and the notice date for any type of consent or election and limiting the number of any particular elections that may be made by a Participant during any specified period). In order to be effective, each consent and/or election must be made on such other rules as the Committee may prescribe.

ARTICLE IV
ACCOUNTS
4.1 — Deferral Account.
     The Committee shall establish and maintain a Deferral Account for each Participant under the Plan, which may be divided into separate subaccounts based on the Plan Year to which the deferral of Compensation relates. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“mutual fund subaccounts”), each of which corresponds to a mutual fund or contract elected by the Participant pursuant to Section 3.2. A Participant’s Deferral Account shall be credited as follows:
     (a) As of the first day of each month, the Committee shall credit the mutual fund subaccounts of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant’s election under Section 3.2; that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of mutual fund shall be credited to the mutual fund subaccount corresponding to that mutual fund;
     (b) As of the first day of the month in which the Bonus or partial Bonus would have been paid, the Committee shall credit the mutual fund subaccounts of the Participant’s Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant’s election under Section 3.2; that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of mutual fund shall be credited to the mutual fund subaccount corresponding to that mutual fund; and
     (c) As of the last day of each month, each mutual fund subaccount of a Participant’s Deferral Account shall be credited with earnings and debited with losses in an amount equal to that determined by multiplying the balance credited to such mutual fund subaccount as of the first day of the month (for this purpose, the amounts credited pursuant to Sections 4.1(a) and (b) and transfers between mutual fund subaccounts that month, and the amounts debited pursuant to any distributions and/or transfers between mutual fund subaccounts that month, shall be deemed credited or debited as of the first day of the month) by the Investment Return for the corresponding Fund selected by the Committee pursuant to Section 3.2
     (d) Notwithstanding anything to the contrary in this Section 4.1, if the Committee permits Participants to change the Funds elected by Participants pursuant to Section 3.2 more frequently than on a monthly basis, credits pursuant to this Section 4.1 and pursuant to Section 4.2(b) shall also be permitted to be made more frequently than effective as of the first or last day of each month, in which case transfers between mutual fund subaccounts during the month, amounts debited pursuant to any distributions and other debits and credits shall also be permitted to be made more frequently than on a monthly basis (and, for purposes of clarity and without limiting the generality of the foregoing, credits and debits may be made as of the date the amount would have otherwise been paid, is distributed from the Plan, or the date on which a transfer occurs, as applicable).
4.2 — Company Contribution Account.
     The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan, which may be divided into separate subaccounts based on the Plan Year to which the Company Contribution Amount relates. Each Participant’s Company Contribution Account shall be further divided into separate mutual fund subaccounts corresponding to the mutual fund or contract elected by the Participant pursuant to Section 3.2. Beginning on and after January 1, 2006, a Participant’s Company Contribution Account shall be credited as follows:

     (a) As of the first day of each Plan Year, the Committee shall credit the mutual fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contribution Amount, if any, applicable to that Participant; that is, the portion of the Company Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of mutual fund shall be credited to the corresponding mutual fund subaccount. Unless otherwise determined by the Committee, a Participant’s Company Contribution Amount for any Plan Year shall be equal to 50% of the Salary deferred by the Participant for the immediately preceding Plan Year, up to 10% of the Participant’s Salary for the immediately preceding Plan Year (with Salary being determined before giving effect to any Salary deferrals under the Plan or the Employee Savings Plan, such that the maximum Company Contribution Amount is equal to 5% of the Participant’s Salary); provided that no additional credits shall be made pursuant to this paragraph (a) with respect to deferrals in 2009 or any subsequent Plan Year; and
     (b) As of the last day of each month, each mutual fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such mutual fund subaccount as of the first day of the month (for this purpose, the amounts credited pursuant to Section 4.2(a), transfers between mutual fund subaccounts that month, forfeitures and any distributions that month, shall be deemed credited or debited as of the first day of the month) by the Investment Return for the corresponding Fund selected by the Committee pursuant to Section 3.2.
     (c) For the avoidance of doubt, any portion of a Participant’s Company Contribution Account that is forfeited before becoming vested pursuant to Article V shall not be re-allocated to the Account of any other Participant(s), but instead shall be forfeited and the Company shall have no further obligation to the Participant (or any other Participant or person) with respect thereto.

     (d) From time-to-time in its sole discretion, the Board may provide that additional Company Contribution Amounts be credited to some or all Participants, according to the terms and conditions determined by the Board.

ARTICLE V
VESTING
5.1 — Deferral Account.
     A Participant’s Deferral Account shall be 100% vested at all times.
5.2 — Company Contribution Account.
     (a) The portion of each Participant’s Company Contribution Account attributable to the Company Contribution Amount allocated to the Participant for any Plan Year shall become nonforfeitable at the rate of 25% for each year of vesting service completed by the Participant. The year of vesting service begins on January 1 of the year for which the Company Contribution Amount was made, and a year of vesting service is completed only if the Participant remains an employee of the Company through December 31 of a year. The Company Contribution Accounts attributable to each years’ Company Contribution Amount shall vest separately according to the four-year schedule. The Committee shall determine the extent to which the Investment Return is attributable to the Company Contribution Amount allocated for any Plan Year.
     (b) When a Participant’s employment terminates (other than a termination of employment due to a Disability or death, or upon or following the Participant’s attainment of Early Retirement Age or Normal Retirement Age), the portion of his or her Company Contribution Account which is not vested shall immediately be forever forfeited, and the Company shall have no obligation to the Participant (or Beneficiary) with respect to such forfeited amount.

     (c) A Participant shall become fully vested in the amounts credited to his or her Company Contribution Account: if (i) his or her employment terminates due to his or her Disability or death, (ii) his or her employment terminates upon or following the Participant’s attainment of Early Retirement Age or Normal Retirement Age, or (iii) a Change of Control occurs.

ARTICLE VI
DISTRIBUTIONS
6.1 — Distribution of Deferred Compensation.
     (a) In-Service Distributions. As part of a deferral election timely made in accordance with Article III or as part of a special election made prior to December 31, 2008 in accordance with the transition rule under Section 409A of the Code, a Participant may elect (on the form provided by the Committee to defer Compensation under Section 3.1) to receive the deferred portion of Salary earned and/or Bonus paid with respect to services performed in an applicable Plan Year (including any earnings and losses debited or credited thereon) or a specified portion thereof in a lump sum payable during a specified month of a calendar year that is at least three calendar years following the Plan Year to which the deferral of Compensation relates; provided that a Participant may not elect to receive any portion of the Company Contribution Amount credited to a Participant’s Company Contribution Account with respect to the services performed in any Plan Year prior to the calendar year following the Plan Year in which the portion of the Company Contribution Amount was ordinarily scheduled to vest pursuant to Section 5.2(a). Payment shall be made pursuant to any such In-Service Election if the applicable initial payment date elected occurs prior to the date of the Participant’s Separation from Service or the date of a Qualifying Change in Control.
     (b) Separation From Service for Reasons Other than Retirement. As part of a deferral election timely made in accordance with Article III or as part of a special election made prior to December 31, 2008 in accordance with the transition rule under Section 409A of the Code, a Participant may elect (on the form provided by the Committee to defer Compensation under Section 3.1) to receive the deferred portion of Salary earned and/or Bonus paid with respect to services performed in an applicable Plan Year (including any earnings and losses debited or credited thereon) (i) in a lump sum payable in the month following the month in which the Participant’s Separation from Service for reasons other than Retirement occurs or (ii) in three substantially equal annual installments, with the first installment commencing in the calendar year following the year in which the Participant’s Separation from Service for reasons other than Retirement occurs and the remaining annual installments being paid in the two calendar years thereafter. If the Participant does not make any payment election, payment upon the Participant’s Separation from Service for reasons other than Retirement shall automatically be made in a lump sum payable in the month following the month in which the Participant’s Separation from Service for reasons other than Retirement occurs. Payment shall be made pursuant to this Section 6.1(b) if the Participant’s Separation from Service for reasons other than Retirement occurs prior to any applicable initial payment date elected pursuant to an In-Service Election or the date of a Qualifying Change in Control. In the event of a Qualifying Change in Control occurring after the Participant’s Separation from Service for reasons other than Retirement, any remaining unpaid installments for the applicable Plan Year shall be accelerated and paid in the month following the month in which the Qualifying Change in Control occurs.
     (c) Separation from Service Due to Retirement. As part of a deferral election timely made in accordance with Article III or as part of a special election made prior to December 31, 2008 in accordance with the transition rule under Section 409A of the Code, a Participant may elect (on the form provided by the Committee to defer Compensation under Section 3.1) to receive the deferred portion of Salary earned and/or Bonus paid with respect to services performed in an applicable Plan Year (including any earnings and losses debited or credited thereon) (i) in a lump sum payable in the month following the month in which the Participant’s Retirement occurs or (ii) in two to fifteen substantially equal annual installments, with the first installment commencing in the calendar year following the year in which the Participant’s Retirement occurs and the remaining annual installments being paid in subsequent calendar years thereafter. If the Participant does not make any payment election, payment upon the Participant’s

Retirement shall automatically be made in a lump sum payable in the month following the month in which the Participant’s Retirement occurs. Payment shall be made pursuant to this Section 6.1(c) if the Participant’s Retirement occurs prior to any applicable initial payment date elected pursuant to an In-Service Election or the date of a Qualifying Change in Control. In the event of a Qualifying Change in Control occurring after the Participant’s Retirement, any remaining unpaid installments for the applicable Plan Year shall be accelerated and paid in the month following the month in which the Qualifying Change in Control occurs.
     (d) Qualifying Change in Control. If a Qualifying Change in Control occurs prior to the Participant’s Separation from Service or any applicable initial payment date elected pursuant to an In-Service Election, the deferred portion of Salary earned and/or Bonus paid with respect to services performed in an applicable Plan Year shall be paid in the month following the month in which the Qualifying Change in Control occurs. Payment may also be made in connection with a Qualifying Change in Control in the circumstances described in Sections 6.1(b) and 6.1(c).
     (e) Company Contribution Account. The vested portion of the Company Contribution Amount credited to a Participant’s Company Contribution Account with respect to services performed in any Plan Year shall automatically be paid in the same manner as the Salary deferral for such Plan Year.
     (f) Earnings Credits. The unpaid portion of a Participant’s Accounts shall continue to be credited monthly (or more frequently) with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed. If installment payments are made under the Plan, the Committee shall adjust the amount of the installments as it deems appropriate to take into account investment gains or losses which occur during the period of installment payments are made.

Such adjustments shall be made so that the total payments to the Participant equal the Participant’s Accounts, adjusted for investment gains and losses.
     (g) Changes to Deferral Elections. A Participant may elect to change a deferral election (including an automatic election) after the period allowed for the initial deferral election by submitting a new deferral election to the Committee on the form provided by the Committee for such purpose, subject to the following conditions: (1) the new deferral election shall not be effective unless made at least twelve months before the applicable payment or commencement date scheduled under any prior In-Service Election; (2) the new deferral election must defer a lump sum payment or commencement of installment payments for a period of at least five years from the date that the lump sum would have been paid or installment payments would have commenced under the prior deferral election and (3) the election shall not be effective until twelve months after it is filed with the Committee. The payment schedules available under a new deferral election are those specified in Sections 6.1(a), 6.1(b) and 6.1(c) (as applicable), subject to the conditions specified in this paragraph.
6.2 — Inability to Locate Participant.
     In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amount allocated to the Participant’s Deferral Account and Company Contribution Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall, in the Committee’s discretion, be reinstated without interest or earnings and will be payable on a schedule that complies with Section 409A of the Code, provided that Section 6.2 shall still apply.

6.3 — Payment by Trust.
     The Company may cause the payment of benefits under the Plan to be made in whole or in part by the Trustee of the Pacific Sunwear of California, Inc. Trust Agreement for Executive Deferred Compensation Plan (the “Trust”). The Committee shall direct the Trustee to pay the Participant’s or Beneficiary’s benefit at the time and in the amount described in Article VI or Article VII to the extent of the amounts allocated to Participant. In the event the amounts allocated to the Participant are not sufficient to provide the full amount of benefit payable to the Participant, the Company shall pay for the remainder of such benefit at the time set forth in the Plan.
6.4 — Hardship Distributions.
     A Participant may submit a hardship distribution request to the Committee in writing setting forth the reasons for the request. The Committee will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency. The Company will pay any accelerated distribution of benefits as soon as administratively practical after approval by the Committee, and in any event no later than the month following approval.
6.5 — Loans.
     There shall be no loans permitted under the Plan.

6.6 — Disability.
     If a Participant becomes totally Disabled, such Participant’s eligibility and participation in the Plan will continue uninterrupted. Upon a finding that the Participant has suffered a Disability where any medically determinable physical or mental impairment results in the Participant’s inability to perform the duties of his or her position or any substantially similar position and where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, the Committee may in its discretion, permit the Participant to cease any on-going deferrals. Any such cessation of ongoing deferrals must occur by the later of the end of the calendar year when such Disability occurs or the fifteenth day of the third month following the occurrence of such Disability.

6.7 Permissible Distributions.
     The Committee may, in its discretion, accelerate distributions of benefits under the Plan to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), if the benefits are distributed to an individual other than the Participant. In its discretion, and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(vi), the Committee may accelerate distributions of benefits under the Plan to pay FICA or other employment taxes imposed on compensation deferred under the Plan. In addition, the Committee may, in its discretion, accelerate distributions of benefits under the Plan in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(vii) or (xi), as applicable, if benefits under the Plan are subject to federal, state, local or foreign taxes prior to the distribution of Plan benefits.
6.8 Liability for Payment.
     Each entity within the Company shall be solely liable for the payment of deferred Compensation under the Plan (together with earnings) with respect to a Participant to the extent that such deferred Compensation would have otherwise been payable to the Participant by that entity.
6.9 — Six-Month Delay in Payment for Specified Employees.
     Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment payments, as the case may be, shall not occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death. Any payments delayed pursuant to this Section 6.9 (whether they would have been paid in a single lump sum or installments in the absence of such delay)

shall be paid to the Participant in a lump sum within thirty days after the expiration of the required delay period, and any remaining payments or distributions due under the Plan shall be paid in accordance with the normal payment schedule provided for in the Plan.

ARTICLE VII
DEATH BENEFITS
7.1 — [Reserved]
7.2 — Death Before or After Termination of Employment.
     If a Participant dies at any time before or after termination of employment and before his Account has been paid in full (either in a lump sum or installment payments), his Beneficiary shall receive the balance of the Participant’s Account as of the date of death in accordance with Section 7.3.
7.3 — Payment of Death Benefits.
     Notwithstanding anything to the contrary in Article VI, the death benefit payable pursuant to Section 7.2 shall be paid in a lump sum in the month following the month in which the Participant’s death occurs.

ARTICLE VIII
ARBITRATION
8.1 — Arbitration.
     (a) A Participant or, following the Participant’s death, a Beneficiary (collectively referred to in this section as “Claimant”) may, if he desires, submit any claim for payment under the Plan or any dispute regarding the interpretation of the Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his discretion. The “right to select arbitration” does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by the Company or any other fiduciary of the Plan prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant’s dispute has been brought by a person other than the Claimant, the Company, the trustee of any grantor trust that holds assets for the purpose of making benefit payments under the Plan (“Trustee”), and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he can use the arbitration procedure set forth in this section.
     (b) Any claim for arbitration may be submitted as follows: if the Claimant disagrees with an interpretation of the Plan by the Company or any fiduciary of the Plan, or disagrees with the calculation of his benefit under the Plan, such claim may be filed in writing with an arbitrator of the Claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company and to the

Trustee. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the state of the Claimant’s principal residence or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Trustee and the Company shall jointly select one of the five arbitrators as the arbitrator of the dispute in question. If the Trustee and Company fail to select an arbitrator in a timely manner (including failure to select an arbitrator by reason of disagreement between the Trustee and the Company as to the arbitrator to be selected), the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.
     (c) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant, the Trustee, and the Company. Absence from or nonparticipation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify issuance of an award.
     (d) The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he claimed, the arbitrator shall order the Company and/or the Trustee to pay such benefits, in the amounts and at such time as the arbitrator determines. The obligation of the Trustee to pay such benefits shall not, however, exceed the assets of the trust, and the Company shall be jointly and severally liable for any amount that the Trustee is ordered to pay. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay the Claimant immediately the amount that the arbitrator orders to be paid in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

     (e) If the arbitrator determines either that the Claimant is entitled to the claimed benefits or that the claim by the Claimant was made in good faith, the arbitrator shall direct the Company to pay to the Claimant, and Company agrees to pay to the Claimant in accordance with such order, an amount equal to the Claimant’s expenses in pursuing the claim, including attorneys’ fees.

ARTICLE IX
ADMINISTRATION
9.1 — Committee.
     A committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.
9.2 — Committee Action.
     The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3 — Powers and Duties of the Committee.
     (a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
          (1) To select the funds or contracts to be the Funds in accordance with Section 3.2 hereof;
          (2) To construe and interpret the terms and provisions of the Plan;
          (3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
          (4) To maintain all records that may be necessary for the administration of the Plan;
          (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
          (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and
          (7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

9.4 — Construction and Interpretation.
     The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
9.5 — Information.
     To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.
9.6 — Compensation, Expenses and Indemnity.
     (a) The members of the Committee shall serve without compensation for their services hereunder.
     (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     (c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
9.7 — Statements.
     Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a regular basis, but no less frequently than quarterly. In addition, the Committee may make Account information available to Participants over the internet. However, neither the Company, the Committee, nor any other person is required to provide such information over the internet and such persons do not guarantee the accuracy of any of such information provided over the internet.
9.8 — Disputes.
     (a) A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Corporation’s principal place of business.
     (b) Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

     If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection (c).
     (c) Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. Such request must be addressed to the Committee, at the Corporation’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.
     (d) Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE X
MISCELLANEOUS
10.1 — Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The obligations of each entity within the Company under the Plan shall be merely that of an unfunded and unsecured promise of that entity to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan be unfunded for purposes of the Internal Revenue Code and for purposes of Title I of ERISA.
10.2 — Restriction Against Assignment.
     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
10.3 — Withholding.
     There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or the Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.4 — Amendment, Modification, Suspension or Termination.
     The Corporation may amend, modify, suspend or terminate the Plan in whole or in part, except that (a) no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and (b) Section 8.1 may not be amended with respect to any Participant or Beneficiary following the date the Participant or Beneficiary makes a claim for benefits under the Plan. In the event that the Plan is terminated and liquidated in circumstances satisfying the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix), the amounts credited to a Participant’s Accounts (including any previously unvested amounts) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary at the earliest time permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix).
10.5 — Governing Law.
     The Plan shall be construed, governed and administered in accordance with applicable federal law and, to the extent not preempted by such federal law, the laws of the State of California. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
10.6 — Payments on Behalf of Persons Under Incapacity.
     In the event that any amount becomes payable under the Plan to a person who, in the sole judgement of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgement, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
10.7 — Headings, etc. Not Part of Agreement.
     Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
10.8 — Section 409A.
     The Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.

     IN WITNESS WHEREOF, the Corporation has caused this document to be executed by its duly authorized officer effective as of the 31st day of December, 2008.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
By:
Its:

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